Exhibit 3.7

MRI INTERVENTIONS, INC.

SUBSCRIPTION AGREEMENT

To be completed in full by each Investor. In this Subscription Agreement, the Investor is referred to as “Subscriber.”

THIS SUBSCRIPTION AGREEMENT (this “Subscription Agreement”), when and if accepted by MRI INTERVENTIONS, INC., a Delaware corporation (the “Company”) shall constitute a subscription for units (the “Units”) by the undersigned Subscriber. Each Unit consists of a 10% secured convertible promissory note (“Note”) in the principal amount of $100,000 and a warrant (“Warrant”) to purchase 50,000 shares of the Company’s common stock. The Units are described in detail in the Private Placement Memorandum provided by the Company concerning this offering (as amended, restated and/or supplemented from time to time, the “PPM”).

This Subscription Agreement (including all Appendices) must be completed in its entirety by Subscriber and, by the execution hereof, Subscriber acknowledges that he/she/it understands that the Company is relying upon the accuracy and completeness hereof in complying with its obligations under applicable securities laws and this Subscription Agreement. Subject to the terms and conditions hereof, Subscriber hereby tenders this Subscription Agreement for the number of Units set forth on the signature page hereto together with payment for the number of Units subscribed.

A. Subscriber Representations and Covenants

Subscriber, as evidenced by the execution of this Subscription Agreement, represents, warrants and covenants to the Company that:

1. Subscriber has such knowledge and experience in business and financial matters, or competent professional advice concerning the Company, that Subscriber is capable of evaluating the merits and risks of the prospective investment in the Units. Subscriber has read and understands the PPM and has received all additional information from the Company that Subscriber has requested in order to fully evaluate the merits and risks of the prospective investment in the Units.

2. Subscriber has had and continues to have the opportunity personally or through his/her/its advisors, if any, to obtain from the Company any additional information, to the extent possessed or obtainable without unreasonable effort and expense, necessary to evaluate the merits and risks of this proposed investment, and Subscriber has concluded, based on the information presented, his/her/its own understanding of investments of this nature and of this investment in particular, and the advice of such advisors as Subscriber has deemed appropriate, that Subscriber wishes to subscribe for the aggregate amount of Units indicated on the signature page hereof.

3. Subscriber understands that the Unit(s) being acquired pursuant hereto have not been registered under the Securities Act of 1933 (the “Securities Act”), or under the other securities laws of any state, and, therefore, that he/she/it must bear the economic risk of the investment for an indefinite period of time as the Note, the Warrant and any securities issuable upon conversion or exercise thereof cannot be sold or offered for sale unless subsequently so registered or an exemption from registration is available. Subscriber also understands that there is no market for the resale of the Note, the Warrant or any securities issuable upon conversion or exercise thereof, and that none may develop.

4. Subscriber understands that the Note, the Warrant and any certificates evidencing any securities issuable upon conversion or exercise thereof will bear a restrictive legend, and that the records of the Company will indicate the restrictions on transferability and sale noted in Section 3 above. In the event the Company determines to accept this Subscription Agreement, Subscriber agrees that he/she/it will not dispose of any of the Note, the Warrant or any securities issuable upon conversion or exercise thereof unless and until either (i) counsel for the Company shall have determined that such disposition is permissible under, and does not violate, the Securities Act and the rules and regulations of the Securities and Exchange Commission (“SEC”), and any applicable state securities laws, or (ii) the securities have been validly registered under the Securities Act and any applicable state securities laws.

5. Subscriber is acquiring the Unit(s) solely for investment for his/her/its own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof, and Subscriber has no present agreement, understanding, intent or arrangement to subdivide, sell, assign or transfer any part or all of the Unit(s), or any interest therein, to any other person. Subscriber further represents that he/she/it has sufficient and adequate means to provide for his/her/its current needs and personal contingencies and has no need for liquidity with respect to the investment in the Company contemplated hereby.

6. If Subscriber is a corporation, partnership, limited liability company, trust of other entity, (a) Subscriber is duly organized, validly existing and in good standing under the jurisdiction of its organization, (b) Subscriber has all requisite power and authority to own, lease and operate its properties, to carry on its business as currently being conducted, to enter into this Subscription Agreement and to perform its obligations hereunder, (c) Subscriber has not been formed, reformed or recapitalized for the specific purpose of acquiring the Units offered, and (d) the execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Subscriber.

7. Subscriber understands and agrees that this Subscription Agreement is subject to each of the following terms and conditions:

(a) the Company has the right to accept or reject this Subscription Agreement, in whole or in part, for any reason, without being obligated to specify any cause for its action whatsoever;

(b) any Units issued and delivered on account of this Subscription Agreement will be issued in the name of and delivered only to the Subscriber; and

(c) this Subscription Agreement may not be terminated or revoked by Subscriber without the prior written consent of the Company, except as provided under applicable law.

8. Subscriber understands that an investment in the Units involves very significant risks. Subscriber further understands that (a) an investment in the Units is highly speculative, (b) the Company will require significant additional financing in order to continue its business, and such additional financing may not be available to the Company, and (c) the Company has not been profitable and may never achieve or sustain profitability. Subscriber is capable of bearing the economic risks of an investment in the Units, including the possibility of a complete loss of Subscriber’s investment.

9. In connection with this Subscription Agreement, Subscriber provides herewith the Subscriber Information Schedule attached hereto as Appendix 1, setting forth certain information for the sole use of the Company and its counsel. The information Subscriber is providing to the Company is correct and complete.

10. Subscriber understands and intends that the Company will rely upon the representations, warranties and covenants made by him/her/it in this Subscription Agreement and related documents and that the Company is fully entitled to rely upon each and all of the same without further inquiry. Subscriber agrees to indemnify and hold the Company harmless from any loss or expense incurred by the Company by reason of Subscriber’s breach or the Company’s reliance hereupon.

11. Other than the PPM, Subscriber has not been furnished any offering literature and no representations have been made to him/her/it by any person in connection with an investment in the Units. Specifically, Subscriber acknowledges that no person has represented, directly or indirectly, the amount, percentage or type of profit or loss to be realized, if any, from an investment in the Units.

12. Subscriber agrees that, except as provided by applicable law, he/she/it cannot cancel, terminate or revoke this Subscription Agreement or any agreement made hereunder without the prior consent of the Company and that this Subscription Agreement shall survive Subscriber’s death or disability.

13. By execution of this Subscription Agreement, the Subscriber hereby agrees that he/she/ it will not, directly or indirectly, offer, sell, solicit an offer to buy, make any short sale, pledge, grant any option to purchase, contract to sell, or otherwise transfer or dispose of (each a “Transfer”) any shares of common stock of the Company (including, without limitation, shares of common stock of the Company which may be deemed to be beneficially owned by Subscriber in accordance with SEC rules and regulations) or any securities convertible into or exercisable or exchangeable for such common stock or, in any manner, transfer all or a portion of the economic consequences associated with the ownership of any of the foregoing securities (including, without limitation, by way of equity swap, hedging or any other form of derivative transaction), in each case for the period ending 180 days from the date a registration statement filed by the Company in connection with a public offering of shares of its common stock is declared effective by the SEC. Subscriber further agrees to enter into any agreement confirming such market stand-off arrangement as may be reasonably and customarily requested by the Company in connection with such initial public offering.

14. By execution of this Subscription Agreement, Subscriber irrevocably consents and agrees to the terms of that certain Security Agreement that was provided with the PPM. Without in any way limiting the generality of the foregoing, Subscriber (a) irrevocably consents to the Company’s selection of the “Collateral Agent” to serve in such capacity under the Security Agreement, (b) irrevocably consents to the appointment of the Collateral Agent under the Security Agreement, and (c) authorizes the Collateral Agent to execute and deliver the Security Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith. Subscriber expressly acknowledges and agrees that, in doing so, the Collateral Agent is not responsible for the terms or contents of such Security Agreement, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose.

15. Subscriber acknowledges and agrees that the Note will be subordinated in all respects, including in right of payment, to certain indebtedness owed by the Company to Boston Scientific Corporation (the “BSC Debt”) and that Subscriber will not be entitled to receive any payment from the Company under the Note until the BSC Debt has been discharged in full. Subscriber authorizes the Collateral Agent, on Subscriber’s behalf, to take such action as may be necessary or appropriate to further effectuate such subordination, including, without limitation, the execution and delivery of a subordination agreement with Boston Scientific Corporation, and Subscriber appoints the Collateral Agent his/her/its attorney-in-fact for any and all such purposes. Notwithstanding the foregoing, at the Company’s request, Subscriber agrees to execute and deliver to the Company a counterpart signature page to any such subordination agreement in favor of Boston Scientific Corporation.

16. Subscriber acknowledges that the Note will rank equally and ratably with certain indebtedness owed by the Company to Brainlab AG (the “Brainlab Debt”). Subscriber authorizes the Collateral Agent, on Subscriber’s behalf, to take such action as may be necessary or appropriate to effectuate the ranking of the Note relative to the Brainlab Debt, including, without limitation, the execution and delivery of an intercreditor agreement with Brainlab AG, and Subscriber appoints the Collateral Agent his/her/its attorney-in-fact for any and all such purposes.

17. Subscriber has not engaged, consented to nor authorized any broker, finder or other similar intermediary to act on such Subscriber’s behalf in connection with the transactions contemplated by this Subscription Agreement. Subscriber shall indemnify and hold the Company harmless from and against any fees, commissions or other payments owing to any such person acting on behalf of Subscriber in connection with the transactions contemplated by this Subscription Agreement.

B. Representations of the Company

The Company, upon its acceptance of this Subscription Agreement, represents and warrants and to Subscriber that:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a material adverse effect on the business or assets of the Company. The Company has the corporate power and authority to own and hold its properties and to carry on its business as now conducted, to execute, deliver and perform this Subscription Agreement and to issue, sell and deliver the Units.

2. The execution and delivery by the Company of this Subscription Agreement, the performance by the Company of its obligations hereunder and the issuance, sale and delivery of the Units have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation of the Company, as amended, or the Bylaws of the Company, as amended, and will not result in a violation of any provision of any indenture, agreement or other instrument to which the Company, or any of its properties or assets is bound, or conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, the result of any of which would have a material adverse effect on the business of the Company. The issuance, sale or delivery of the Units is not subject to any preemptive right of stockholders of the Company that has not been waived or to any right of first refusal or other right in favor of any person that has not been waived.

3. This Subscription Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Note and the Warrant, when executed and delivered in accordance with this Subscription Agreement, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4. Subject to the accuracy of the representations and warranties of the Subscriber set forth herein, no consent or approval of or other action by any Federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by the Company of this Subscription Agreement or the issuance, sale and delivery of the Units.

5. The Company has reserved (a) shares of its common stock for issuance upon exercise of the Warrant (the “Warrant Shares”) and (b) shares of its common stock for issuance upon conversion of the Note (the “Note Shares”). Such Warrant Shares, when issued in accordance with the terms of the Warrant, will be duly authorized, validly issued and outstanding, fully paid and non-assessable. Such Note Shares, when issued in accordance with the terms of the Note, will be duly authorized, validly issued and outstanding, fully paid and non-assessable.

6. The Company has a total authorized capitalization consisting of (a) 70,000,000 shares of common stock, $.01 par value per share, of which 16,084,981 shares are outstanding, and (b) 30,000,000 shares of preferred stock, $.01 par value per share, of which 8,000,000 shares have been designated as Series A Convertible Preferred Stock, and of which 7,965,000 shares of Series A Convertible Preferred Stock are outstanding. The capitalization of the Company is as set forth in the PPM. All the outstanding shares of capital stock of the Company have been duly authorized, are validly issued and are fully paid and non-assessable. Except as otherwise set forth the PPM, no options, warrants, subscriptions or purchase rights of any nature to acquire from the Company shares of capital stock or other securities are authorized, issued or outstanding.

7. The Company (a) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company, nor has the Company received written notice of a claim that it is in default under or that it is in violation of, any material agreement of the Company (whether or not such default or violation has been waived), (b) is not in violation of any order of which the Company has been made aware in writing of any court, arbitrator or governmental body having jurisdiction over the Company or its properties or assets, or (c) is not in violation of, or in receipt of written notice that it is in violation of, any statute, rule or regulation of any governmental authority applicable to the Company, except in each case as would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business of the Company.

8. To the best of the Company’s knowledge, the Company owns or possesses adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing process, formulae, trade secrets, customer lists and know how that are necessary for the conduct of the Company’s business as presently conducted (such intellectual property, and the rights thereto, are collectively referred to as the “Company Intellectual Property”), and no claim is pending or, to the best of the Company’s knowledge, threatened to the effect that the operations of the Company infringe upon or conflict with the asserted rights of any other person under any Company Intellectual Property.

9. Subject to considerations of confidentiality, trade secrets and proprietary information, the Company has made available to the Subscriber all the information reasonably available to the Company that the Subscriber has requested for deciding whether to acquire Units. The PPM does not contain any untrue statement of a material fact nor does the PPM omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made.

C. Grant of Piggyback Registration Rights

1. If the Company proposes to register any shares of its common stock under the Securities Act in connection with the secondary offering of such securities by stockholders of the Company, the Company will, at such time, promptly give Subscriber notice of such registration. Upon the request of Subscriber given within ten (10) days after such notice is given by the Company, the Company will, subject to the provisions of Section C.2 below, cause to be registered all of the Registrable Securities (as defined below) that Subscriber has requested to be included in such registration. The Company will have the right to terminate or withdraw any registration initiated by it under this Section C.1 before the effective date of such registration, whether or not Subscriber has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses (as defined below)) of such withdrawn registration will be borne by the Company in accordance with Section C.3 below.

2. In connection with any offering involving an underwriting of shares of the Company’s common stock pursuant to Section C.1 above, the Company will not be required to include any of the Subscriber’s Registrable Securities in such underwriting unless the Subscriber accepts the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company will be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the securities, including Registrable Securities, requested by stockholders to be registered can be included in such offering, then the Registrable Securities that are included in such offering will be allocated among the selling stockholders in proportion (as nearly as practicable to) the number of securities owned by each selling stockholder originally proposed to be included in such offering or in such other proportions as will mutually be agreed to by all such selling stockholders.

3. All expenses (other than Selling Expenses) incurred in connection with registrations pursuant to this Section C, including all registration, filing, and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company will be borne and paid by the Company. All Selling Expenses relating to Subscriber’s Registrable Securities registered pursuant to this Section C will be borne and paid by Subscriber.

4. For purposes of this Section C, the following terms will have the following respective meanings:

“Registrable Securities” means (a) the shares of the Company’s common stock issued or issuable upon conversion of the Note, (b) the shares of the Company’s common stock issued or issuable upon exercise of the Warrant, and (c) any shares of the capital stock of the Company or its successor issued or issuable with respect to such shares.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Subscriber’s Registrable Securities, and fees and disbursements of counsel for Subscriber.

D. Miscellaneous

1. This Subscription Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all parties.

2. This Subscription Agreement and the rights, interests and obligations hereunder are not transferable or assignable by Subscriber.

3. This Subscription Agreement shall be binding upon and inure to the benefit of the parties hereto, and each of their respective legal representatives, successors and permitted assigns.

4. This Subscription Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

5. Each reference in this Subscription Agreement to a particular statute or regulation, or a provision thereof, shall be deemed to refer to such statute or regulation, or provision thereof, or to any similar or superseding statute or regulation, or provision thereof, as is from time to time in effect.

6. The representations, warranties and covenants of Subscriber contained herein shall survive any closing of the purchase and sale of Units contemplated hereby.

7. All notices or other communications given or made hereunder shall be in writing and shall be mailed by certified or registered mail, hand delivered or delivered by next business day courier. Any notice to the Company must be mailed or delivered to the principal place of business of the Company or at such other address as the Company may specify in a notice sent to Subscriber. Any notice to Subscriber must be mailed or delivered to the address set forth on the signature page to this Subscription Agreement or to such other address as Subscriber may hereafter notify the Company of in writing. Notices will be effective on the date three days after the date of mailing or, if hand delivered or delivered by next day business courier, on the date of delivery, provided, however, that notices to the Company will be effective upon receipt.

8. Notwithstanding the place where this Subscription Agreement may be executed by any of the parties hereto, the parties agree that the terms and provisions hereof shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflict of law provisions.

[The next page is the Subscription Agreement Signature Page]

SUBSCRIPTION AGREEMENT SIGNATURE PAGE

NUMBER OF UNITS* SUBSCRIBED: _________________________________________________

(Indicate the total number of Units you wish to purchase)

*	Each Unit consists of a 10% secured convertible promissory note in the principal amount of $100,000 and a warrant to purchase 50,000 shares of the Company’s common stock

TOTAL SUBSCRIPTION AMOUNT: _________________________________________________

(Number of Units you indicate above x $100,000 per Unit)

If Subscriber is an INDIVIDUAL, or if purchased as JOINT TENANTS, as TENANTS IN COMMON or as COMMUNITY PROPERTY:

Print Name(s)	Social Security Number(s)

Signature(s) of Subscriber(s)	Signature(s) of Subscriber(s)

Address:
Date

If Subscriber is a PARTNERSHIP, CORPORATION, LLC or TRUST:

Names of Entity	Federal Taxpayer ID Number

By:
Name:	State of Organization
Title:
Address:

Date

[TO BE EXECUTED BY THE COMPANY ONLY]

ACCEPTANCE

This Subscription Agreement is hereby accepted by the Company with respect to the purchase of              Unit(s)*.

*	Each Unit consists of a 10% secured convertible promissory note in the principal amount of $100,000 and a warrant to purchase 50,000 shares of the Company’s common stock.

Date: , 2011	MRI INTERVENTIONS, INC.

By:
Name:
Title: